Noncompetition Agreement


October 28, 1998

Special Metals Corporation
4317 Middle Settlement Road
New Hartford, NY 13413

Dear Sirs:

         As you know, Inco Limited ("Inco") has for many years conducted its nickel alloys business through a number of subsidiaries. This business currently consists of the development, manufacture and marketing of high-performance nickel- containing alloys, wrought nickel products (including anodes) ("Wrought Products"), electroformed nickel foil and electroformed nickel strip except electroformed nickel foil for solar-power or any other power panel applications, mechanically alloyed powders except powders that would represent Battery Grade Material (as defined below) or powders which would be used in any flake form, and the operation of subsidiary wire drawing and processing facilities, welding product manufacturers and distributors (the "Current Business").

         By virtue of its relationship with the Current Business, Inco has obtained know-how and other confidential or proprietary information regarding the Current Business which is not available to unrelated parties; Inco acknowledges that the covenants contained in this Agreement are essential to protect the value of the Current Business being acquired by Special Metals Corporation.

         In connection with your purchase of the Current Business pursuant to the Stock Purchase Agreement dated as of July 8, 1998, as amended as of October 28, 1998, between Inco, Special Metals Corporation and certain other parties referred to therein (the "Stock Purchase Agreement"), Inco agrees that, in consideration for (a) your payment to Inco of $20 million in cash to be paid at the Closing and (b) your issuance to Inco of the Preferred Shares in accordance with, and as defined in, the Stock Purchase Agreement, it will not (and will not permit its subsidiaries or any other company or other entity it controls (as defined below) (a "Controlled Affiliate") to), for a period of ten years from the Closing Date under the Stock Purchase Agreement, directly or indirectly, anywhere in the word, engage in the business of manufacturing, developing, marketing, distributing or selling the same or substantially similar types of nickel-containing alloy products, Wrought Products, electroformed nickel foil and electroformed nickel strip (excluding electroformed nickel foil for solar-power or any other power panel applications), mechanically alloyed powders except powders that would represent Battery Grade Material (as herein defined), wire or welding products, in each case as currently manufactured by the Current Business for the same or similar markets in and to which the Current Business currently markets its products. However, nothing in this
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Agreement, including the non-competition covenant in the preceding sentence, shall affect, limit or restrict in any way the business, operations or products which have been developed and/or are currently being marketed, distributed or sold, or are under development as of the date hereof or may be developed in the future, by Inco or any subsidiary of Inco (other than by any subsidiary which as of the date hereof is part of the Current Business) or any Controlled Affiliate in respect of their continuing businesses and operations that are not part of the Current Business, including, but not limited to, their worldwide primary metals business, which includes the development, production, marketing, distribution and sale of nickel, copper, precious metals, cobalt, and their respective nickel and other metals smelting and refining businesses, as well as the development, production, marketing, distribution and sale of (1) any forms of pellet or electronickel strip material currently marketed, distributed or sold or to be developed by Inco or any of its subsidiaries or Controlled Affiliates which has competed in any way, or may directly or indirectly compete, with any Wrought Products, (2) any metal matrix composites with aluminum and nickel, zinc and nickel or with any other metals, (3) any metal products in foam, felt or fiber form, whether graphitic or non-graphitic in nature or in any way organic, (4) any foundry additive products or master alloys, including those marketed or sold under the registered or unregistered trademarks INCOMAG #1, INCOMAG 3LC, INCOCAL 10 as well as F shot, (5) any product in foam, felt or fiber form or particulate which is coated with or converted into nickel or nickel alloys during any processing, (6) any metal- containing material developed for use in any automotive or other vehicle, industrial or dry cell battery or other power source applications ("Battery Grade Material") and (7) sulphuric acid and liquid sulphur dioxide.

         In addition, from the Closing Date under the Stock Purchase Agreement until the fifth anniversary of the Closing, Inco shall not, and shall not permit any of its subsidiaries to, directly or indirectly, anywhere in the world, (i) license or permit any person or entity to use confidential or proprietary information or trade secrets currently used by the Current Business or (ii) employ or solicit to hire, or otherwise receive the services of, any Employee (as defined in the Stock Purchase Agreement) (x) so long as such Employee is employed by the Current Business and (y) within six months after the termination of such employment of such Employee; provided that general solicitation not specifically directed at any such Employee by a disinterested third party through published notices, advertisements or the like shall not be considered a violation of this paragraph.

         In the event this Agreement is held to be in any respect an unreasonable restriction upon Inco or any of its subsidiaries or Controlled Affiliates by any court having competent jurisdiction, the court so holding may reduce the territory to which this Agreement pertains and/or the period of time for which it is intended to operate, or effect any other change to the extent necessary to render this Agreement enforceable by such court. As so modified, this Agreement will continue in full force and effect. Such a decision by any such court shall not invalidate this
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Agreement, but this Agreement shall be interpreted, construed and enforced as not containing such invalidated provision.

         For purposes of this Agreement, (i) a "subsidiary" of any entity shall mean any corporation or other entity of which at least a majority of the outstanding stock voting power under ordinary circumstances to elect a majority of the board of directors of such entity shall at the time be beneficially owned by such entity or by such entity and one or more subsidiaries or by one or more subsidiaries and (ii) "controls" means the exercise of the power, through ownership of voting securities or other interests, by contract or otherwise, to direct or cause the direction of the businesses that such entity will engage in.

         If this Agreement is subject to registration under the Restrictive Trade Practices Act of 1976, none of the parties to this Agreement who carry on business within the United Kingdom should give effect to, or enforce or purport to enforce, this Agreement until the day after particulars of the Agreement have been furnished to the Director General of Fair Trading under Section 24 of such Act.

         The parties agree that a remedy at law for any breach of any obligation under this Agreement will be inadequate and that in addition to any other rights and remedies to which they may be entitled hereunder, at law or in equity, Special Metals Corporation shall be entitled to injunctive relief and reimbursement for all reasonable attorney's fees and other expenses incurred in connection with the enforcement hereof.

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario; shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns; contains the entire understanding of the parties hereto in respect of the subject matter contained herein; and may be signed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
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         Please confirm our agreement by signing and returning the enclosed copy of this letter whereupon such letter will constitute a binding agreement between us.

                                               Yours truly,

                                               INCO LIMITED

                                               By: ____________________________

                                               Its: ___________________________

Accepted and Agreed

SPECIAL METALS CORPORATION

By: _____________________________

Its: ____________________________

Date: ___________________________